                                                                    EXHIBIT 8(t)

                        MASTER ADMINISTRATION AGREEMENT

                                     between

                            McCamish Systems, L.L.C.

                                       and

                    Farmers New World Life Insurance Company

                            dated as of April 1, 2001

                                TABLE OF CONTENTS

SECTION 1     DEFINITIONS...................................................................    1
   1.01 Books and Records...................................................................    1
   1.02 Effective Date......................................................................    2
   1.03 Initial Term........................................................................    2
   1.04 Policy Administration Services......................................................    2
   1.05 Contract Administration Services....................................................    2
   1.06 Policies............................................................................    2
   1.07 Change in Control...................................................................    2
   1.08 Contracts...........................................................................    3
   1.09 Products............................................................................    3
   1.10 System..............................................................................    3

SECTION 2     TERM..........................................................................    3

SECTION 3     POLICY OR CONTRACT ADMINISTRATION.............................................    3
   3.01 Administration Services.............................................................    3
   3.02 Performance Criteria................................................................    3
   3.03 Authorized Personnel................................................................    4
   3.04 Books and Records...................................................................    4

SECTION 4     FEES AND EXPENSES.............................................................    5
   4.01 Administration Fees.................................................................    5
   4.02 Expenses............................................................................    5
   4.03 System Enhancements.................................................................    7
   4.04 Payment.............................................................................    7

SECTION 5     REPRESENTATIONS AND WARRANTIES OF MCCAMISH....................................    7

SECTION 6     REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................    9

SECTION 7     ADDITIONAL COVENANTS..........................................................    9
   7.01 Independent Contractor..............................................................    9
   7.02 Confidentiality and Disclosure......................................................   10
   7.03 Indemnification.....................................................................   12
   7.04 Break In A Service Standard.........................................................   13
   7.05 Dispute Resolution..................................................................   16
   7.06 Actions.............................................................................   17

   7.07 Company Inspections/Visits..........................................................   18
   7.08 Company Audits......................................................................   19
   7.09 Regulatory Audits...................................................................   19
   7.10 Security of Operations..............................................................   19
   7.11 Insurance Coverage..................................................................   19
   7.12 Payments and Collection of Premiums.................................................   19
   7.13 Delivery of Materials...............................................................   20
   7.14 Financial Statements................................................................   20
   7.15 Processing and Administration.......................................................   20
   7.16 Regulatory Changes..................................................................   21
   7.17 Migration...........................................................................   21
   7.18 Advertising.........................................................................   22
   7.19 Conduct.............................................................................   22
   7.20 Performance.........................................................................   22
   7.21 SAS 70 Type II Report...............................................................   22
   7.22 Paramount Provision.................................................................   23

SECTION 8     TERMINATION OF AGREEMENT......................................................   23
   8.01 By Mutual Agreement.................................................................   23
   8.02 By Non-Renewal......................................................................   23
   8.03 For Breach or Default...............................................................   23
   8.04 For McCamish's Financial Problems or Cessation of Operations........................   24
   8.05 Options to Terminate................................................................   24
   8.06 Responsibilities Upon Termination...................................................   25
   8.07 Buyout Provision....................................................................   26

SECTION 9     ASSIGNMENT....................................................................   26
   9.01 Assignment by Company...............................................................   26
   9.02 Assignment by McCamish..............................................................   26

SECTION 10    MISCELLANEOUS.................................................................   27
  10.01 Governing Law.......................................................................   27
  10.02 Notices.............................................................................   27
  10.03 Entire Agreement....................................................................   28
  10.04 Binding Effect......................................................................   28
  10.05 Severability........................................................................   28
  10.06 No Third Party Beneficiaries........................................................   28

  10.07 Headings............................................................................   28
  10.08 Counterparts........................................................................   28
  10.09 Waiver..............................................................................   29
  10.10 Construction........................................................................   29
  10.11 Taxes...............................................................................   29
  10.12 Software Escrow Agreement...........................................................   29
  10.13 Software License in Escrow..........................................................   29
  10.14 Force Majeure.......................................................................   30

SECTION 11    YEAR 2000 COMPLIANCE..........................................................   30

                                TABLE OF EXHIBITS

A       Administration Services

B       Buyout Provision

C       Performance Criteria

D       Fee Schedule

E       Products

F       Company Schedule of Authorized Personnel

        McCamish Schedule of Authorized Personal

G       Insurance Coverage

H       Software Escrow Agreement

I       Software License Agreement

J       Nevada Addendum

K.      License and Remote Support Agreement

L.      Tennessee Addendum

M.      Error Resolution Representatives

N       Idaho Addendum

O       Florida Addendum

P       Montana Addendum

Q       Indiana Addendum

R       Disaster Recovery Plan

                         MASTER ADMINISTRATION AGREEMENT

      This MASTER ADMINISTRATION AGREEMENT (this "Agreement") is made and entered into as of the 1st day of April, 2001, by and between McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia, 30339 (hereinafter referred to as "McCamish"); and Farmers New World Life Insurance Company, a stock company registered under the laws of the State of Washington, having its principal place of business at 3003 77th Avenue S.E., Mercer Island, WA, 98040 (hereinafter referred to as "Company").

                              W I T N E S S E T H:

      WHEREAS, the parties hereto desire to enter into this Agreement to provide for the provision by McCamish, as an independent contractor, of variable insurance policy and variable annuity contract administration services to Company on the terms and conditions hereinafter set forth,

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS.

      As used in this Agreement, the following terms shall have the meaning set forth:

      1.01 Books and Records. "Books and Records" means all books and records that contain information related to the Policies (defined in Section 1.06 below) and Contracts (defined in Section 1.08 below), including without limitation, to the extent any of the following exist, (i) hard copy and microfiche records;
(ii) all paper files; (iii) all electronic images: (iv) all computer data files;
(v) all correspondence between McCamish and owners of Policies or Contracts;
(vi) administrative records; (vii) claim records; (viii) sales records; (ix) reinsurance records, (x) underwriting records (xi) accounting records; (xii) Policy holder and Contract holder account records, and (xiii) records pertaining to transactions in a Policy or Contract, provided, however, that Books and Records shall not include any of McCamish's or Company's internal documentation of its own programs, systems and procedures or any of McCamish's or Company's books and records which are not related to the Policies or Contracts.

      1.02 Effective Date. "Effective Date" means the date stated in the first paragraph of this Agreement.

      1.03 Initial Term. "Initial Term" means the five (5) year period commencing on the Effective Date of this Agreement and ending at 11:59 p.m. on the day prior to the fifth anniversary of the Effective Date.

      1.04 Policy Administration Services. "Policy Administration Services" means the services set forth in [EXHIBIT A] attached hereto and designated as "Policy Administration Services".

      1.05 Contract Administration Services. "Contract Administration Services" means the services set forth in [EXHIBIT A] attached hereto and designated as "Contract Administration Services".

      1.06 Policies. "Policies" means, collectively, the variable insurance policies included within one of the Products and "Policy" means any one of the Policies.

      1.07 Change of Control. "Change of Control" shall mean (a) the occurrence of any transaction or series of transactions (including without limitation, a merger or consolidation of a party hereto with one or more entities, a sale of the outstanding shares, membership interests, voting interest or other interest (collectively, the "Equity")) by a party hereto or the issuance of additional Equity of a party hereto as a result of which the owners of all of the outstanding Equity of such party immediately prior to such transaction(s) own in the aggregate less than fifty (50%) percent of the outstanding Equity of such party or any other entity into which such party shall be merged or consolidated, immediately following the consummation thereof; (b) the power to elect a majority of the members of the board of directors or other governing body of such entity shall pass to a person or persons which did not hold such power as of the date hereof; or (c) the sale, transfer or other disposition of all or substantially all of the assets of a party hereto as a going concern in a single, or series of related, transactions. A Change of Control shall not include, however, any reorganization or series of reorganizations of an entity if, after the reorganization(s), all of the shareholders, members or equity holders of such entity prior to such reorganization(s) own more than 50% of the equity interest and voting rights of the resulting entity. A Change of Control shall not be deemed to occur by reason of (i) a public offering of securities by a party hereto, (ii) a change in its business structure or (iii) the transfer of equity interests due to the death of any current shareholder, member or other equity owner of such entity.

        1.08 Contracts. "Contracts" means, collectively, the variable annuity contracts included within one of the Products, and "Contract" means any one of the Contracts.

        1.09 Products. "Products" means the Policies or Contracts described in [EXHIBIT E] attached hereto. A "Product" is limited to a single insurance policy form or a single annuity contract form of an insurance company. [EXHIBIT E] may be amended during the Term by mutual written agreement of the parties hereto.

        1.10 System. "System" means VPAS(R) Life, a group of computer programs, associated database dictionaries, utilities, and integrated third-party software utilized by McCamish in the discharge of McCamish's obligations under the Master Administration Agreement and such modifications, enhancements, improvements, updates, corrections, or changes made for Company.

SECTION 2 TERM.

      This Agreement shall commence on the Effective Date and shall continue in effect for the Initial Term; thereafter this Agreement may continue in full force and effect from year to year until terminated as herein provided, each such additional year being an "Additional Term" of this Agreement. The Initial Term and any Additional Terms hereunder are herein collectively referred to as the "Term".

SECTION 3 POLICY OR CONTRACT ADMINISTRATION.

      3.01 Administration Services. During the Term, McCamish shall perform Policy Administration Services and Contract Administration Services (collectively, "Administration Services") as set forth in [EXHIBIT A].

      3.02 Performance Criteria. The manner and method and the standards by which the Administration Services shall be performed is set forth in [EXHIBIT C]. In this regard, the FNWL/BPO Business Process Outsourcing Operations Manual for the Farmers Variable Universal Life Product dated January 2002 and the FNWL/BPO Business Process Outsourcing Operations Manual for the Farmers Variable Annuity Product dated January 2002, and any mutually agreed upon changes made to these manuals in the future (each a "BPO Operations Manual"), are hereby incorporated by reference into this Agreement.

      3.03 Authorized Personnel. At any time McCamish may apply to a person indicated on the "Company Schedule of Authorized Personnel", attached hereto as [EXHIBIT F], as a person authorized to give instructions or directions to and receive instructions or directions from McCamish under this section with respect to any matter arising in connection with this Agreement, other than matters that are governed by Section 7.04 of this Agreement. McCamish shall not be liable for, and shall be indemnified and held harmless by Company against any loss, cost, damage or expense arising from any action taken or omitted by McCamish to the extent McCamish can demonstrate that the action or omission was directed by a person listed in the Company Schedule of Authorized Personnel in [EXHIBIT F].

      Company may at any time provide McCamish with written notice of any change of authority of persons authorized and enumerated in [EXHIBIT F] to provide instructions or directions to and receive instructions or directions from McCamish relating to services to be performed by McCamish under this Agreement.

      At any time Company may apply to a person indicated on the "McCamish Schedule of Authorized Personnel", attached hereto as [EXHIBIT F], as a person authorized to give instructions or directions to and receive instructions or directions from Company under this section with respect to any matter arising in connection with this Agreement, other than matters that are governed by Section
7.04 of this Agreement. Company shall not be liable for, and shall be indemnified and held harmless by McCamish against any loss, cost, damage or expense arising from any action taken or omitted by Company to the extent Company can demonstrate that the action or omission was directed by a person listed in the McCamish Schedule of Authorized Personnel in [EXHIBIT F].

      McCamish may at any time provide Company with written notice of any change of authority of persons authorized and enumerated in [EXHIBIT F] to provide instructions or directions to and receive instructions or directions from Company relating to services to be performed by Company under this Agreement.

      3.04 Books and Records. During the Term, McCamish shall, as agent of Company, keep true and correct Books and Records relating to the performance of all Administration Services hereunder in compliance with applicable law including, but not limited to, the Investment Company Act of 1940, and the rules promulgated thereunder. McCamish shall promptly return the Books and Records to Company upon termination of this Agreement; provided, however, McCamish may keep copies of the Books and Records for a period of seven years following such termination. Any expenses incurred by McCamish in generating such copies shall be borne by McCamish. It is expressly understood and agreed that the Books and Records are Company's sole property, and that such property shall be held by McCamish as an agent, during the Term. It is also acknowledged and agreed that any such Books and Records may be maintained on photographic film, magnetic tape, disk, or other computer storage medium, if maintained in accordance with applicable law including, but not limited to, the Investment Company Act of 1940, as amended, and the rules promulgated thereunder. The BPO Operations Manuals attached hereto and made a part hereof reflect McCamish's record keeping requirements under this Agreement. Said Manuals shall be amended and modified, from time to time, to reflect any amendments to the Investment Company Act of 1940 or the rules thereunder or any interpretation by the Securities and Exchange Commission.

SECTION 4 FEES AND EXPENSES.

      4.01 Administration Fee.

      (a) During the Initial Term of this Agreement, Company shall pay to McCamish, as compensation for all Administration Services rendered pursuant to this Agreement, the amounts set forth in [EXHIBIT D]. The fees payable by Company to McCamish hereunder shall not be less than the fees determined by the application of the minimum charges set forth in [EXHIBIT D], except as such fees may be offset by any credits that arise in accordance with the provisions in
Section 7.04.

      (b) For each Additional Term of this Agreement, Company shall pay to McCamish, as compensation for all Administration Services rendered pursuant to this Agreement, such fees and charges as shall be agreed to by the parties and attached hereto as an amended [EXHIBIT D] prior to commencement of such Additional Term; notwithstanding the foregoing, however, such fees may be offset by any credits that arise in accordance with the provisions in Section 7.04.

      4.02 Expenses. Company will promptly reimburse McCamish for all reasonable out-of-pocket expenses incurred by McCamish in the performance of this Agreement. Out-of-pocket expenses include, but are not limited to the following:

      (a) Reasonable and customary travel expenses incurred by McCamish that are pre-approved by Company.

      (b) Postage, forms, mailings, stationery and shipping costs requested by Company.

      (c) Charges for telephone line(s), long distance telephone calls and remote access dedicated to service of Company and Company customers, agents and brokers.

      (d) Charges for the acquisition, installation and maintenance of any hardware, software and telecommunication lines required for remote system connectivity.

      (e) Charges for supplies and maintenance of dedicated Company hardware and equipment including but not limited to printers, faxes, modems, etc.

      (f)   Charges for Company dedicated U.S. Post Office boxes.

      (g) Monthly access charge of one hundred fifty dollars ($150) for internet connection plus monthly per kilobyte charge for Company's actual band width usage based on the internet service provider's then current rates.

      McCamish shall not make expenditures for any out-of-pocket expenses not listed above, without the prior written consent of Company.

      4.03 System Enhancements. Requests by Company for enhancements to systems or procedures for support of new products or new functional capabilities will be performed and billed by McCamish to Company pursuant to the then current Consulting Services Agreement between McCamish and Company in the following manner: If Company requests changes or modifications that have not been provided by McCamish to any of its other customers, such changes or modifications shall be treated as a Work Order pursuant to the Consulting Services Agreement (the "Customized Change"); provided, however, that should any Customized Change(s) paid for by Company be provided by McCamish to any other then-existing or future customer(s) of McCamish, without material changes or modifications thereto, within fifteen (15) months of its completion for Company, McCamish will repay ("rebate") to Company an amount equal to twenty percent (20%) of the amount charged by McCamish to (each) such other customer(s) for the Customized Change. The Customized Change will be considered to have undergone material changes or modifications if the cost of implementing such change(s) for another customer exceeds twenty-seven (27%) of the cost paid for the Customized Change by Company, assuming equivalent billing rates. In connection with each customer of McCamish other than Company that implements the Customized Change without material change or modification, McCamish shall pay the rebate which is accordingly due within ten business days of the date it receives payment from such customer. The rebate is not intended to and shall not under any circumstances apply to any Customized Change(s) that are added to the base VPAS(R) Life system.

      4.04 Payment. During the Term of this Agreement, subject to the following provisions of this Section 4.04, Company shall pay McCamish within thirty (30) days of the date of receipt of any invoice from McCamish. Invoices will be delivered by facsimile and by regular mail and shall identify the charges due pursuant to [EXHIBIT D], the expenses due pursuant to Section 4.02 and any charges due pursuant to the Consulting Services Agreement described in Section
4.03. If, in reviewing an invoice, Company in good faith believes there is a mistake with the invoice, it shall notify McCamish within ten (10) days of receipt of the invoice. Once Company has so notified McCamish, its obligation to pay the disputed portion of the invoice shall be suspended. Within ten (10) days of receiving such a notice from Company, McCamish shall respond to Company's notice. Thereafter, the parties shall work together in good faith to resolve the issue. Upon resolution of the issue by the parties, Company shall make any payment due on the invoice within ten (10) days after such resolution. Time is of the essence with respect to the provisions of this Section 4.04. Failure of Company to fully pay any undisputed invoiced amount within sixty (60) days after the date of the invoice shall be deemed a material breach of this Agreement.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF MCCAMISH.

      McCamish hereby represents and warrants to Company as follows:

      (a) It is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Georgia.

      (b) It is empowered under applicable law and by its articles of association and operating agreement to enter into and perform the services contemplated in this Agreement.

      (c) All requisite proceedings have been taken to authorize it to enter into and perform the services contemplated herein and to execute and deliver the Agreement, and when so executed and delivered, this Agreement will be the valid and binding obligation of McCamish enforceable in accordance with its terms.

      (d) It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will (i) violate any provision of its article of association or operating agreement, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or by which it is bound or (iii) violate any law, rule, regulation, order or interpretation of any governmental body, writ, judgment, injunction or court decree (collectively, "Laws") applicable to it or its business.

      (e) It has all licenses, permits, registrations and other governmental approvals necessary or advisable for the performance of its obligations under this Agreement. McCamish is registered as a third party administrator in each state where such registration is required under applicable Law, and will provide evidence of such registration to Company upon request.

      (f) Its business operations have been conducted, are now, and will continue to be in compliance in all material respects with all Laws.

      (g) In its reasonable business judgment, it has the equipment, facilities, systems, and staff necessary to perform the Administration Services and its duties and obligations under this Agreement.

      (h) It owns and has all rights to use the System and has the right to use any other programs, systems, or software needed to perform its duties and obligations under this Agreement.

      (i) It has tested and found its disaster recovery capability (see Section
7.10 below) to be in conformity with the Disaster Recovery Plan attached hereto as [EXHIBIT R].

      (j) It is not subject to any current or pending litigation which would impair its ability to carry out its responsibilities and obligations under this Agreement.

SECTION 6 REPRESENTATIONS AND WARRANTIES OF COMPANY.

      Company hereby represents and warrants to McCamish as follows:

      (a) It is a registered stock company organized and existing and in good standing under the laws of the State of Washington.

      (b) It is empowered under the applicable laws and regulations and by its governing documents to enter into and perform this Agreement.

      (c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement, and when so executed and delivered, this Agreement will be the valid and binding obligation of Company enforceable in accordance with its terms.

      (d) It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under this Agreement will (i) violate any provision of its governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or (iii) violate any Law applicable to it or its business.

      (e) It is not subject to any current or pending litigation which would impair its ability to carry out its responsibilities and obligations under this Agreement.

SECTION 7 ADDITIONAL COVENANTS.

      7.01 Independent Contractor. It is understood and agreed that all Administration Services performed hereunder by McCamish shall be performed solely for Company by McCamish in the capacity of an independent contractor of Company. Nothing contained herein shall be construed to create between McCamish and Company a partnership, joint venture, association or other legal entity or relationship other than that of independent contractor.

      7.02 Confidentiality and Disclosure.

      (a) Each Party to this Agreement ("Disclosing Party") acknowledges that all information disclosed pursuant to this Agreement to the other party ("Recipient") constitutes proprietary and confidential information including, without limitation, Policy holder or Contract holder information, procedures, Company customer information, prospect information, contracted broker and agent information, and material related to Policy/Contract design, pricing, filings, marketing and sales administration and systems information (collectively, "Information").

      (b) Recipient agrees to maintain during the Term and thereafter, the Information received from the Disclosing Party in confidence and not to copy (except as is necessary to perform the functions in Section 3.04), reproduce, sell, assign, license, market, transfer or otherwise dispose of, give, or disclose such Information to third parties. McCamish shall not contact any client, prospect, lead, agent, account executive or employee of Company except in the course of normal customer servicing of the Policies or Contracts or if required by law. In any event, McCamish shall not knowingly do anything to undermine or adversely affect the relationship between Company and any such person and shall not knowingly use any Information, including but not limited to, its knowledge of Company or its employees, agents, procedures, systems, operations, processes, Policies, Contracts, Policy holders, Contract holders, leads or prospects, except to perform its obligations hereunder. Company shall not knowingly do anything to undermine or adversely affect the relationship between McCamish and any client, prospect, lead, agent, account executive or employee of McCamish and shall not knowingly use any Information, including but not limited to, its knowledge of McCamish or its employees, agents, procedures, systems, operations, processes, leads or prospects, except for its own internal purposes consistent with this Agreement.

      (c) Disclosing Party agrees that Recipient shall have no obligation under the provisions of this Section 7.02 with respect to any Information which:

            1. is now or hereafter becomes publicly known other than through a breach hereof,

            2. is known by Recipient prior to its receipt of the Information, without any obligation of confidentiality with respect thereto,

            3. subject to Section (g) below, is disclosed with the Disclosing Party's written consent,

            4. is disclosed by the Disclosing Party to a third party without the same or similar restrictions as set forth herein,

            5. is required to be disclosed by Recipient by a court of competent jurisdiction, administrative agency or governmental body, or by law, rule or regulation, or by applicable regulatory or professional standards, or

            6. is disclosed by Recipient in connection with any judicial or other legal proceeding involving the Agreement.

      (d) Recipient shall limit access to Information received from the Disclosing Party to only those personnel of Recipient who have need of such access for the performance of any obligation of Recipient under this Agreement and shall advise such employees of their obligations to keep such Information confidential. Recipient shall use its commercially reasonable efforts and take whatever steps are necessary to assure the integrity and security of all Information including, but not limited to, the Books and Records, disclosed or made available to it pursuant to this Agreement.

      (e) Recipient shall use Information only for purposes of fulfilling its obligations under the Agreement.

      (f) Except as expressly provided in the Agreement, Disclosing Party grants no license, right or interest to Recipient under any copyrights, patents, trademarks, trade secrets or other property rights of Disclosing Party by reason of the disclosure of the Information.

      (g) Each party acknowledges that some Information may, under applicable law, be deemed to be confidential information of third parties (such as natural persons whose lives are insured under a Policy or Contract) and agrees to preserve the confidentiality of all Information, which under applicable Law must be treated as confidential.

      (h) McCamish shall not use Company's logos, trademarks or service marks, whether registered or unregistered, in any written, oral or electronic material or communication without the prior written consent of Company. Any material containing any such information shall be furnished to Company for such consent prior to its use. Company shall use its best efforts to respond to any request for written consent within 10 calendar days; provided, however, that failure to respond shall not relieve McCamish of the obligation to obtain Company's prior written consent. After receiving Company's consent to the use of any such material, no changes may be made to such material without obtaining Company's consent to such changes. Company may at any time in its sole discretion revoke its written consent, and upon notification of such revocation McCamish shall no longer use the material subject to such revocation.

      The parties each agree that breach of Section 7.02 could result in irreparable injury for which monetary damages may be an inadequate remedy, and that the appropriate party shall be entitled to enforce the provisions of this section by obtaining an injunction or an order for specific performance. The terms and conditions of Section 7.02 shall survive the termination of this Agreement.

      7.03 Indemnification. Each party to this Agreement shall indemnify, defend, and hold harmless the other party and its officers, directors, partners, principals, controlling persons, agents, independent contractors, employees, subcontractors and affiliates and their respective personnel from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and court costs), interest, penalties or other loss directly or indirectly arising out of, in connection with or with respect to any breach of this Agreement including, but not limited to, breach of any covenant, representation or warranty herein or violation of applicable law or any fraudulent, criminal, negligent and/or bad faith act or omission by such party or its officers, directors, partners, principals, independent contractors, employees, subcontractors and affiliates and their respective personnel under this Agreement.

      If a party is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder, such party shall promptly give notice thereof to the other party, such notice to include a description in reasonable detail of such lawsuit or proceeding and the basis for such party's belief that it may be entitled to indemnification hereunder. The party being indemnified shall not settle any such lawsuit or proceeding without the written consent of the indemnifying party. The party being indemnified shall have the right, but not the obligation, to participate in such defense and to review all documents prepared in connection therewith. Notwithstanding the above, no person shall be entitled to indemnification if the liabilities, losses, damages, costs, expenses, interest, penalties or other losses are due to the willful misfeasance, bad faith, or negligence of the person seeking indemnification. The parties shall cooperate in all reasonable respects with each other in defending such lawsuit or proceeding. McCamish agrees not to settle any such lawsuit or proceeding without the written consent of Company. The terms and conditions of
Section 7.03 shall survive the termination of this Agreement.

      7.04 Break In A Service Standard

      (a) If during the Term, Company encounters a problem that it believes constitutes a "Break In A Service Standard," as defined in Section 7.04(k) below, and it believes the problem is caused by McCamish, Company shall promptly notify McCamish in writing, and McCamish shall promptly respond. If the problem is not immediately resolved between the parties, the designated representative of McCamish and the designated representative of Company, as specified in Exhibit M, (collectively, the "Error Resolution Representatives") shall, before the end of the first full business day following such notice, consult with each other concerning the existence, cause and remediation of such problem.

      (b) If it is mutually determined by the Error Resolution Representatives that the problem constitutes a Break In A Service Standard and that it is caused by McCamish's (or one or more of its contractor's) personnel, systems, methods, operations, equipment or processes, McCamish shall immediately take such actions and make any modifications and/or payments to correct the problem, without charge to Company and shall be liable to credit for the account of Company or pay to Company the amounts specified below as full and complete compensation for the liabilities, losses, damages, costs, or expenses Company has incurred as a result of the Break In A Service Standard.

      (c) If it is mutually determined by the Error Resolution Representatives that the problem does not constitute a Break In A Service Standard or is the result of faulty information, faulty specifications, human error, system or process errors caused by Company, or a contractor of Company, or any other third party, then Company shall pay McCamish for the services rendered by McCamish in researching, analyzing and correcting the problem at McCamish's normal hourly rates then effect for such services.

      (d) If it is mutually determined by the Error Resolution Representatives that the problem is the result of errors caused by both McCamish and Company or neither McCamish nor Company, then the Error Resolution Representatives mutually shall decide what further recourse, action and/or payments, if any, are justified by the particular facts and circumstances surrounding the problem; provided, however, that if it is determined that McCamish had no fault with regard to the problem, it shall be reimbursed for its time in researching and investigating such error at its normal hourly rates then in effect for such services.

      (e) If it cannot be mutually determined by the Error Resolution Representatives that the problem or error is the result of a Break in Service Standard as defined in Section 7.04(k), then any adverse impact to the Company and any applicable remedies will be subject to terms and conditions of section
7.03 (Indemnification) and 7.05 (Dispute Resolution).

      (f) If any mutually determined Break In A Service Standard caused by McCamish, as described in Section 7.04(b) above:

            (1) materially impacts the Administration Services (as defined in Section 3.01 herein) as determined by the Error Resolution Representatives;

            (2) causes a violation of law including, but not limited to, a violation of the federal securities laws, state insurance law, or state securities law (as labeled in Exhibit A, Exhibit C and the BPO Operations Manuals) which has a material adverse effect on Company or the Policies or Contracts; or

            (3) breaches an "Essential Company Standard," as defined in Section 7.04(l) below, and is not resolved (including the correction of all material repercussions of the error) within 30 days of the date McCamish is given notice of the Break In A Service Standard, as described in Section 7.04(a) above, or within 30 days of the date McCamish discovers or otherwise learns of the Break In A Service Standard, whichever is sooner, Company shall be entitled, as its sole remedy and as payment in full for all such damages, to a credit against the following month's Administration Fee (discussed in Section 4.01 herein) in an amount not to exceed 25% of the fee. The precise amount of the credit is to be jointly determined by the Error Resolution Representatives, taking into account the severity of the Break In A Service Standard and the adverse impact on Company.

      (g) If any mutually determined Break In A Service Standard caused by McCamish, as described in Section 7.04(b) above:

            (1) materially impacts the Administration Services (as defined in Section 3.01 herein) as determined by the Error Resolution Representatives;

            (2) causes a violation of law including, but not limited to, a violation of the federal securities laws, state insurance law, or state securities law (as labeled in Exhibit A, Exhibit C and the BPO Operations Manuals) which has a material adverse effect on Company or the Policies or Contracts; or

            (3) breaches an "Essential Company Standard," as defined in Section 7.04(l) below, and is not resolved (including the correction of all material repercussions of the error) within 60 days of the date McCamish is given notice of the Break In A Service Standard, as described in Section 7.04(a) above, or within 60 days of the date McCamish discovers or otherwise learns of the Break In A Service Standard, whichever is sooner, Company shall be entitled, as its sole remedy and as payment in full for all such damages, to a credit against the following month's Administration Fee (discussed in Section 4.01 herein) in an amount not to exceed 50% of the fee. The precise amount of the credit is to be jointly determined by the Error Resolution Representatives, taking into account the severity of the Break In A Service Standard and the adverse impact on Company.

      (h) If any mutually determined Break In A Service Standard caused by McCamish, as described in Section 7.04(b) above:

            (1) materially impacts the Administration Services (as defined in Section 3.01 herein) as determined by the Error Resolution Representatives;

            (2) causes a violation of law including, but not limited to, a violation of the federal securities laws, state insurance law, or state securities law (as labeled in Exhibit A, Exhibit C and the BPO Operations Manuals) which has a material adverse effect on Company or the Policies or Contracts; or

            (3) breaches an "Essential Company Standard," as defined in Section 7.04(l) below, and is not resolved (including the correction of all material repercussions of the error) within 90 days of the date McCamish is given notice of the Break In A Service Standard, as described in Section 7.04(a) above, or within 90 days of the date McCamish discovers or otherwise learns of the Break In A Service Standard, whichever is sooner, Company shall be entitled, as its sole remedy and as payment in full for all such damages, to a credit against the following month's Administration Fee (discussed in Section 4.01 herein) in an amount not to exceed 90% of the fee. The precise amount of the credit is to be jointly determined by the Error Resolution Representatives, taking into account the severity of the Break In A Service Standard and the adverse impact on Company.

      (i) If it is mutually determined that a Break In A Service Standard is a benign error, McCamish shall correct such Break In A Service Standard within a reasonable time and at its expense but no financial or monetary remedy shall apply and such Break In A Service Standard shall not be considered grounds for termination of this Agreement.

      (j) McCamish shall report actual service results no less than monthly to Company management in an Operations Report in a format agreeable to both McCamish and Company.

      (k) For purposes of this Agreement, a "Break In A Service Standard" shall mean the failure of McCamish to comply with any of the material performance criteria set forth in Exhibit A, Exhibit C or any material standards of service described in either BPO Operations Manual. A Break In A Service Standard shall not include any hardware failure or malfunction, force majeure or any failure caused by Company, Company's fund managers, any other third party not within the control of McCamish or any third party software.

      (l) For purposes of this Agreement, "An Essential Company Standard" shall mean those performance criteria mutually designated by Company and McCamish as such in Exhibit A or Exhibit C and those standards of service mutually designated as such in either BPO Operations Manual.

      (m) Anything in this Agreement to the contrary notwithstanding, the remedies provided herein shall be the sole remedies available to Company for any trading or investment losses incurred with respect to any Policy ("Negative Breakage") by reason of any mutually determined Break In A Service Standard or breach of An Essential Company Standard. The parties acknowledge that the remedies for Negative Breakage are limited to the monetary remedies imposed under this Section 7.04. Notwithstanding the foregoing, the parties further acknowledge that in the event a Break in Service Standard or a breach of An Essential Company Standard generates trading or investment gains with respect to any Policy or Contract ("Positive Breakage"), the remedies provided herein will be offset by the cumulative net Positive Breakage as of the date any such remedies are imposed.

      (n) Notwithstanding the provisions of Section 7.03 hereof, the parties agree that the remedies set forth herein shall be exclusive with respect to any mutually determined Break in Service Standard or breach of an Essential Company Standard.

      7.05 Dispute Resolution. In the event of breach or dispute, the parties hereby specifically stipulate to arbitration. If a dispute or controversy arises in connection with the interpretation or performance of this Agreement, including its formation, interpretation, or validity or any transaction under this Agreement whether arising before or after termination, and any such dispute or controversy is not resolved in the normal course of business, the parties will resolve the dispute or controversy, not by litigation or other judicial means; but through dispute resolution process consisting of a progression of the following:

      Direct negotiations between designated personnel of McCamish and Company Mediation, and Binding arbitration.

      Either party may initiate a dispute resolution process by delivering written notices to the other party. Thereafter, the parties may mutually develop and agree upon the specific procedures and guidelines which govern the dispute resolution process. Except as otherwise agreed by the parties, any mediation or arbitration proceedings shall be conducted in accordance with the applicable rules and procedures of the Center for Public Resources (CPR) Institute for Dispute Resolutions.

      All mediators and arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation. Mediators and arbitrators shall consider this Agreement a binding Agreement and mediators and arbitrators are relieved from all judicial formalities and may abstain from following strict rules of law. The decision of an arbitrator or panel of arbitrators shall be final and binding upon both McCamish and Company and may be entered in any court having appropriate jurisdiction. The parties shall each bear one-half the expense of a dispute resolution process; provided, however, that each party shall bear its own attorney's fees and expenses, unless otherwise provided by the arbitration award or determination. In no event shall the arbitrators' award damages be inconsistent with the rules of the CPR. This Section shall remain in full force and effect in the event that any other provision of this Agreement is found invalid or non-binding.

      The terms and conditions of Section 7.05 shall survive the termination of this Agreement.

      7.06 Actions.

      (a) Each party to this Agreement (the "Notifying Party") shall promptly notify the other party of any threatened or pending lawsuit or governmental or regulatory agency inquiry or complaint relating to Policies or Contracts of which the Notifying Party has actual knowledge and shall promptly transmit to such other party a copy of any applicable service of process or other instrument related to a court proceeding or any correspondence or other document transmitted to or from any governmental or regulatory agency relating to the Policies or Contracts which shall be actually received by the Notifying Party.

      (b) McCamish shall make no response to any governmental or regulatory agency's inquiry or complaint relating to Policies or Contracts without first obtaining Company's approval and consent to the response to such inquiry or complaint; provided, however, that if Company fails to give its approval or consent after being notified of any such inquiry or complaint by McCamish or delays its approval or consent and such failure or delay would subject McCamish to any fine, penalty, liability or sanction, then McCamish may make a response.

      (c) Company reserves the right to control the defense of any litigation, threatened or pending, by or against it, or to respond on its own behalf to any governmental or regulatory agency's inquiry or complaint; provided, however, that if Company shall exercise this right in such a manner as shall subject McCamish to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of McCamish or its legal counsel may have a material adverse effect on McCamish, then McCamish shall have the right to defend itself with counsel of its choice at its own expense.

      (d) McCamish reserves the right to control the defense of any litigation, threatened or pending, by or against it, or, subject to subsection (b) above, to respond on its own behalf to any governmental or regulatory agency's inquiry or complaint; provided, however, that if McCamish shall exercise this right in such a manner as shall subject Company to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of Company or its legal counsel may have a material adverse effect on Company, then Company shall have the right to defend itself with counsel of its choice at its own expense.

      (e) The parties shall cooperate with each other in responding to or defending any such regulatory lawsuit or action, threat, demand, inquiry, complaint, administrative or regulatory investigation or proceeding, except if the parties' interests are adverse to each other.

      The terms and conditions of Section 7.06 shall survive the termination of this Agreement.

      7.07 Company Inspections/Visits. During the Term of this Agreement, Company and its agents have the right, upon prior written notice of at least five (5) business days, to periodically visit McCamish during ordinary business hours; provided that such inspections/visits do not exceed four (4) times per calendar year or one (1) time per calendar quarter. During such visits, Company and its agents shall be given: (i) reasonable access to McCamish's systems, operations, procedures, personnel, and manuals that relate to the services provided under this Agreement, as is necessary to ensure that McCamish and Company fulfill their respective obligations under this Agreement (including the obligations set forth in the BPO Operations Manuals) and (ii) the right to perform on-site inspection and analyses of the Books and Records in accordance with reasonable procedures. Each notice shall state with specificity the agenda for the visit and the goals to be accomplished. McCamish shall only be required to provide such items and assistance as shall be consistent with the agenda set forth in the notice.

      7.08 Company Audits. During the Term of this Agreement, Company and its agents have the right to perform an annual audit of McCamish each year upon five
(5) business days notice. McCamish shall provide full access to all of the Books and Records and full access to such of its systems, operations, procedures, personnel, and manuals that relate to the services provided under this Agreement so that Company and its agents may perform such audits. McCamish may request that any agents of Company execute a confidentiality agreement as a condition to such audit. Each notice shall state with specificity the agenda for the visit and the goals to be accomplished. McCamish shall only be required to provide such items and assistance as shall be consistent with the agenda set forth in the notice.

      7.09 Regulatory Audits. McCamish shall make available to representatives of the appropriate regulatory agencies, including the Securities and Exchange Commission, all requested Books and Records and access to its operating procedures.

      7.10 Security of Operations. McCamish shall maintain off-site backup files on a daily basis of its systems, procedures, Books and Records, documents, files, and other materials relating to the Agreement. McCamish shall maintain at all times during the Term a disaster recovery capability consistent with the Disaster Recovery Plan in [EXHIBIT R]. Company may review the current procedures regarding the disaster recovery ability. McCamish will cause its offsite storage facility provider to allow Company to inspect the storage facility upon two (2) business days prior notice.

      7.11 Insurance Coverage. McCamish shall use commercially reasonable efforts to continue in effect the insurance coverages described in [EXHIBIT G] attached hereto. McCamish shall not voluntarily cause any termination, reduction, or alteration of these coverages. McCamish shall also comply with any bond, deposit, and insurance requirements of applicable state law.

      7.12 Payments and Collection of Premiums.

      (a) The payment to McCamish of any premiums or charges for a Policy or Contract, by or on behalf of a Policy holder or Contract holder, shall be deemed to have been received by Company, and the deposit of return premiums on behalf of an insured by Company to an account maintained by McCamish shall not be deemed payment to the insured until such payments are received by such insured. McCamish agrees that all such premiums and charges shall remain the property of Company. Subject to Section 7.19 below, Company hereby authorizes McCamish to sign and endorse any checks representing premiums, Policy charges or Contract charges; however, Company reserves the right to change, modify or withdraw the authorization at any time.

      (b) All premiums, loan repayments and other receipts shall be payable to the order of Company. McCamish shall collect, receive and deposit all checks or other funds collected on behalf of Company in the bank accounts opened and maintained by Company for such purposes. Any funds held by McCamish in connection with this Agreement shall be held in trust for Company and shall not be commingled by McCamish with any other funds. McCamish shall immediately remit such funds to the person or persons entitled thereto or shall promptly deposit them in the bank accounts established by Company for purposes of this Agreement. McCamish shall keep copies of all records provided by such bank or banks pertaining to such bank accounts and shall furnish Company with copies thereof.

      (c) McCamish shall not be responsible for any claims determination or approval. Company shall produce all checks for claims, loans, surrenders, and return of premium or cash value based on information passed to Company from McCamish.

      7.13 Delivery of Materials. Any Policies, Contracts, booklets, advertising, sales literature, notices or other written communications delivered by Company or an affiliate to McCamish for delivery to a Policy holder or Contract holder shall be delivered by McCamish promptly after receipt of instructions from Company or an affiliate to do so. Company will reimburse McCamish for the out-of-pocket expenses borne by McCamish in making such deliveries, as detailed in Section 4.02 and in [EXHIBIT D] to this Agreement.

      7.14 Financial Statements. While this Agreement is in effect, upon request by Company, McCamish shall provide Company with audited annual financial statements within ten business days of their receipt by McCamish and unaudited quarterly financial statements regarding its financial operations forty five
(45) days following the end of a calendar quarter.

      7.15 Processing and Administration. McCamish shall process and administer the Policies and Contracts in accordance with all Laws applicable to the Administration Services provided under this Agreement and shall make any filings, statements and reports as are or may be required by any such applicable Law.

      7.16 Regulatory Changes. During the Term, McCamish will make, in a timely manner, all modifications to the System that are required to conform to, and comply with, changes in any Law(s) that affect the Policies or Contracts or the Administration Services to be performed pursuant to this Agreement, on the following basis: Any changes in any Laws(s) that affect the Policies or Contracts or McCamish's performance of the Administration Services will be implemented by McCamish if approved in writing by Company. Company shall give such approval in a timely manner or specify any custom modifications it desires sufficiently in advance of the date by which such regulatory changes take effect so that McCamish is not prevented from performing the Administration Services in compliance with any such change; company shall indemnify McCamish for any damage it may incur as a result of Company's failure to provide written approval or specify custom modifications. Any modification(s) to the System that are generally provided to any other customers of McCamish shall be implemented at no additional cost to Company.

      7.17 Migration. During the Term, McCamish may make modifications, improvements, enhancements, additions, or updates (that are not made pursuant to a Regulatory Change or a request by Company) to the System used in performing the Administration Services (collectively, the "Updates"). Whenever McCamish releases Updates to the System which are generally applicable to all of its customers who use the System for administration services, McCamish shall make the same available for use in the performance of the Administration Services for Company, at no additional charge; provided, however, that prior to implementation, such Updates will be customized, if necessary, to reflect, and be incorporated into, any customized modules used in connection with Administration Services performed for Company. Such customization will be billed to Company at McCamish's then published standard hourly rates, and will be subject to a Work Order and all other procedures outlined in the Consulting Services Agreement previously entered into by the parties hereto. Company acknowledges that should it fail or refuse to authorize McCamish to implement each such Update within a twenty one (21) month period, McCamish shall be entitled to implement an increase in the Administration Fees payable hereunder to offset the additional cost it will incur as a result of Company's failure or refusal to accept any Update. Should Company disagree with any proposed increase in the Administration Fee as proposed hereunder, such disagreement shall be submitted to arbitration pursuant to Section 7.05 hereof. Once finally determined, such increase in the Administration Fee, if any, shall be retroactive to the effective date of the proposed increase by McCamish.

      7.18 Advertising. Subject to that certain Letter Agreement by and between McCamish and Company dated the 20th day of January, 2000 (a copy of which is attached hereto and made a part hereof), McCamish may use only such advertising pertaining to Policies or Contracts or the business underwritten by the Company as has been approved in writing by the Company in advance of its use. The terms and conditions of this Section 7.18 shall survive the termination of this Agreement.

      7.19 Conduct. Each party to this Agreement shall conduct itself, at all times, so as not to affect adversely the business, good standing or reputation of itself or the other party hereto. In this regard, each party shall establish, maintain and implement procedures for screening job applicants that are designed to achieve compliance with the requirements of this Agreement.

      7.20 Performance. Each party hereto will conduct its business and will take such actions as are required to fulfill the covenants contained in this
Section 7 and to ensure that the warranties and representations contained in
Section 5 are true on the date hereof and throughout the term of this Agreement.

      7.21 SAS 70 Type II Report. Company and McCamish acknowledge that obtaining a SAS70 Type II report is not a requirement imposed upon McCamish pursuant to this Agreement. However, the Company and McCamish agree to review the third party administration operations environment no less frequently than annually and to consider, in light of the results of such review and the anticipated costs involved, whether a SAS 70 Type II Report should be pursued. The Company and McCamish agree to enter into good faith discussions regarding the course of action. McCamish and Company shall mutually determine whether a SAS 70 Type II Report will be pursued for any particular years and how the cost of such report will be allocated between McCamish and Company.

      If it is mutually determined that a SAS 70 Type II Report will be pursued, McCamish shall provide to Company a SAS 70 Type II Report regarding the results of tests conducted by an outside independent auditor of McCamish's procedures, systems and operations. If any of McCamish's procedures, systems or operations have a material deficiency, do not meet those standards existing in the variable products industry, or are deemed materially inadequate in the report, McCamish shall correct all material deficiencies, mistakes, problems, errors, or inadequacies within ninety (90) days of the date it receives the report and send notice to the Company that such deficiencies, mistakes, problems, errors, or inadequacies have been corrected. After receiving such notice of the correction(s), Company shall have the right to re-audit McCamish's procedures, systems, and operations within five (5) days. McCamish shall provide access to all of the Books and Records, and all of its systems, operations, procedures and personnel, and manuals that apply to the Policies or Contracts so that Company may perform such audit.

      7.22 Paramount Provision. Company acknowledges that McCamish may be considered a third party administrator with respect to the Policy Administration Services contemplated hereunder as such term is defined in various statutes and regulations enacted in different states of the United States (collectively, the "TPA Rules"). Company agrees that the terms and conditions set forth in this Agreement shall be subject to, and modified by, any of the TPA Rules which may apply to McCamish or Company with respect to the Policies subject to this Agreement. If any such TPA Rules are in conflict with any provision of this Agreement, this Agreement shall be modified to comply with the TPA Rules to the extent applicable, subject to conformity to the 1940 Act and other Federal regulation. If the TPA Rules require the inclusion of language regarding an issue covered in the TPA rules which is not so covered in this Agreement, Company agrees to amend this Agreement to include such language. In the event of any such changes, the parties shall negotiate in good faith to minimize any adverse effect of such change on either party hereto. To that end, attached hereto as Exhibits J, L, N, O, P and Q are various addenda setting forth the TPA Rules applicable with respect to each of the States of Nevada, Tennessee, Idaho, Florida, Montana and Indiana, respectively. Such addenda are incorporated herein and shall be a part hereof and shall be implemented hereunder to the extent applicable. If required by any addenda, the parties agree to execute one or more counterparts thereof.

SECTION 8 TERMINATION OF AGREEMENT.

      8.01 By Mutual Agreement. This Agreement may be terminated or amended by mutual written agreement of the parties at any time.

      8.02 By Non-Renewal. At least one hundred and eighty (180) days prior to the end of the Initial Term and any Additional Term hereof, either party may give the other notice if the party delivering such notice desires to change the Agreement. If McCamish and Company do not agree in writing with respect to the matters described in such notice before the end of the Term during which a party gives such notice, this Agreement shall terminate at the end of such Term.

      8.03 For Breach or Default. If (a) Company materially breaches this Agreement or is materially in default hereunder or (b) if McCamish materially breaches this Agreement or is materially in default hereunder (together with (a), the "Defaulting Party"), the other party hereto may give written notice thereof to the Defaulting Party and if such default or breach shall not have been remedied within thirty (30) days after such written notice is given, then the party giving such written notice may terminate this Agreement immediately by sending notice of termination to the Defaulting Party, such termination to be effective upon the sending of such notice. Termination of this Agreement by default or breach by a party shall not constitute a waiver of any rights of the other party in reference to services performed prior to such termination, rights to be reimbursed for out-of-pocket expenditures or any other rights such other party might have under this Agreement at law, in equity or otherwise.

      8.04 (a) For McCamish's Financial Problems or Cessation of Operations. Company shall have the option to terminate this Agreement immediately if McCamish has suffered an assignment for the benefit of creditors, becomes insolvent, files a voluntary petition in bankruptcy, is subject to an involuntary petition in bankruptcy, has a receiver, liquidator, or trustee appointed over its affairs, becomes subject to a delinquency or rehabilitation proceeding or a similar proceeding, or effectively ceases to operate. This option may be exercised by Company at any time while such conditions continue to exist.

      (b) For Company's Financial Problems or Cessation of Operations. McCamish shall have the option to terminate this Agreement immediately if Company has suffered an assignment for the benefit of creditors, becomes insolvent, files a voluntary petition in bankruptcy, is subject to an involuntary petition in bankruptcy, has a receiver, liquidator, or trustee appointed over its affairs, becomes subject to a delinquency or rehabilitation proceeding or a similar proceeding or effectively ceases to operate. This option may be exercised by McCamish at any time while such conditions continue to exist.

      8.05 Options to Terminate.

      (a) Company's Option. Company shall have the option to terminate this Agreement, without penalty or cost, at any time beginning one (1) year after there is a Change of Control involving McCamish; provided, however, that such option to terminate shall become immediately exercisable, upon giving written notice to McCamish, if the acquiring entity or owners do not acknowledge in writing, to Company, that they remain bound by, and subject to, all of the terms and conditions of this Agreement within thirty (30) days of the Change of Control involving McCamish. The option to terminate described herein shall be exercisable by written notice from Company to McCamish or its successor in interest given within ninety (90) days from the date the option to terminate arises hereunder.

      (b) McCamish' Option. McCamish shall have the option to terminate this Agreement, without penalty or cost at any time beginning one (1) year after there is a Change of Control involving Company; provided, however, that such option to terminate shall become immediately exercisable, upon giving written notice to Company, if the acquiring entity or owners do not acknowledge in writing, to McCamish, that they remain bound by, and subject to, all of the terms and conditions of this Agreement within thirty (30) days of the Change of Control involving Company. The option to terminate described herein shall be exercisable by written notice from McCamish to Company or its successor in interest given within ninety (90) days from the date the option to terminate arises hereunder.

      8.06 Responsibilities Upon Termination.

      (a) Termination Not for Cause. In the event that this Agreement is terminated pursuant to Section 8.01, 8.02, 8.03(b), 8.04(a) or 8.05(a), in order to assist in providing uninterrupted service to Company, McCamish shall, at Company's election, offer reasonable assistance to Company, for a maximum of twelve (12) months after any such termination, to:

            (i) convert all of the records of Company including, but not limited to the Books and Records, from VPAS(R) Life to whatever new service or system is selected by Company, or

            (ii) implement VPAS(R) Life at an in-house site selected by Company, which help shall include assisting in implementing and reinstalling VPAS(R) Life at the Company's designated in-house site, a condition precedent of which shall be Company entering into the license for VPAS(R) Life for the fee provided pursuant to [EXHIBIT K] attached hereto, during which time McCamish shall continue to perform the Administration Services subject, in either case, to reimbursement by Company to McCamish for such assistance at its standard rates and fees in effect at that time.

      (b) Termination For Cause. In the event of a termination of this Agreement by Company for Cause under Section 8.03(b) or 8.04(a) above, the Company may, in addition to all other rights and remedies it has at law, in equity, or otherwise, elect to pursue its remedies pursuant to the terms and conditions of the Software License Agreement and the Software Escrow Agreement attached hereto as [EXHIBITS H -- PARTS I AND II AND I -- PARTS I AND II] or it may elect, within thirty (30) days after the termination of this Agreement, to purchase a license for VPAS(R) Life for the fee provided pursuant to [EXHIBIT K] attached hereto.

      (c) Termination by McCamish. If McCamish elects to terminate this Agreement for any reason other than nonpayment of fees and/or expenses, and if Company requests in writing, McCamish shall continue to provide the services described herein to Company for a period of six (6) months following termination of this Agreement, such services to be provided in accordance with the terms of this Agreement.

      8.07 Buyout Provision. Notwithstanding Section 1.03 or Section 8.05 or any other provision of this Agreement, beginning upon the first to occur of (i): twenty-four (24) months after the Effective Date of this Agreement or (ii) a Change of Control with respect to McCamish, Company shall have the option to terminate this Agreement for any reason, and at any time; in the event Company elects to terminate this Agreement as provided herein, Company shall give McCamish at least ninety (90) days prior written notice. Within thirty (30) days of such notice, Company shall pay McCamish the amount set forth in [EXHIBIT B] attached hereto, which payment shall be in lieu of all future monthly charges due under this Agreement. McCamish acknowledges that if Company terminates this Agreement pursuant to Section 8.05(a) after the one (1) year period specified therein or if there is a Change of Control involving McCamish and the acquiring entity or owners do not acknowledge in writing, to Company, that they remain bound by, and subject to, all of the terms and conditions of this Agreement within thirty (30) days of the Change of Control involving McCamish, Company shall not be liable to McCamish for payment of the amounts set forth on [EXHIBIT B]. If this Agreement is terminated pursuant to this Section 8.07, then Company may exercise an option to license VPAS(R) Life for a fee pursuant to the terms of [EXHIBIT K] attached hereto within thirty (30) days of the date of such election to terminate.

SECTION 9 ASSIGNMENT.

      9.01 Assignment by Company. Company shall not, directly or indirectly, in whole or in part, assign its rights or delegate its duties hereunder without ninety (90) days prior written notice to McCamish. In the event of such assignment pursuant to a Change in Control, Section 8.05(b) shall apply.

      9.02 Assignment by McCamish. McCamish shall not directly or indirectly, in whole or in part, delegate its duties or assign its rights under this Agreement without the prior written consent of Company; provided, however, that if such assignment is pursuant to a Change in Control, McCamish shall not be required to obtain the consent of Company and Section 8.05(a) shall apply. The Company's consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties acknowledge and agree that certain printing and design services under this Agreement may be performed by Forms South, certain storage and recovery services under this Agreement may be performed by SunGard, and certain printing, stuffing, sorting and mailing services may be performed by Dove Mailing, Inc.

SECTION 10 MISCELLANEOUS.

      10.01 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof.

      10.02 Notices. Any notice, consent, approval or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission, overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

      (a)    If to McCamish:

                             McCamish Systems, L.L.C.
                             6425 Powers Ferry Road
                             Third Floor
                             Atlanta, GA  30339
                             Attention:  President & CEO
                             Facsimile Number:  (770) 690-1800

      (b)    If to Company:

                             Farmers New World Life Insurance Company
                             Attention:  Assistant Vice President -- Management
                                         Information Systems
                             3003 77th Avenue S.E.
                             Mercer Island, WA 98040
                             Facsimile Number:  (206) 236-6571

                             Copy to:

                             Farmers New World Life Insurance Company
                             Attention:  General Counsel

                             4680 Wilshire Blvd.
                             Los Angeles, CA 90010
                             Facsimile Number:  (323) 964-8093

      Any such notice shall be deemed given when so delivered (in the case of personal delivery or overnight courier service) or sent by facsimile transmission or, if mailed, upon receipt as evidenced by the return receipt. If the address of any party hereunto is changed, written notice of such change shall be given to the other party, in accordance with this Section, and said new address shall be used for purposes of this Agreement.

      10.03 Entire Agreement. This Agreement, the Exhibits which are attached hereto and made a part hereof, and the documents executed pursuant hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and no representation, warranty, covenant or agreement not embodied herein or therein, oral or otherwise, shall be of any force or effect whatsoever with respect to the subject matter hereof or thereof. Further, no change, amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

      10.04 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      10.05 Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

      10.06 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

      10.07 Headings. The Section headings of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

      10.08 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same document.

      10.09 Waiver.

      (a) A waiver of any default or breach hereunder granted by any party hereto shall not constitute a waiver by such party of any other default or breach or a waiver by such party of the same default or breach at a later time. Further, to be effective, any such waiver must be in writing and be signed by the party granting such waiver.

      (b) Subject to the last sentence of Section 10.09(a), the forbearance or neglect by Company or McCamish to insist upon strict compliance with any provision of this Agreement, or to declare a forfeiture or termination, shall not be construed as a waiver of any right or privilege hereunder. No waiver of any right or privilege arising from any default or failure of performance hereunder shall affect the rights or privileges of either party in the event of a further default or failure of performance hereunder.

      10.10 Construction. Both parties hereto have participated, directly or indirectly, in the negotiations and preparation of this Agreement. In no event shall this Agreement be construed more or less stringently against any party hereto by reason of either party being construed as the principal drafting party hereto.

      10.11 Taxes. All sales, use or excise taxes which may be or become payable on account of goods or services provided hereunder shall be payable by Company to McCamish upon the receipt by Company of McCamish's invoice therefore. In lieu of paying such taxes, Company may provide McCamish with a tax exemption certificate acceptable in form and substance to the appropriate taxing authorities.

      10.12 Software Escrow Agreement. Concurrent with execution of this Agreement (i) the parties hereto have executed and delivered an Escrow Agreement in the form of [EXHIBIT H PARTS I & II] attached hereto (the "Escrow Agreement") for the purpose of protecting Company in the event (1) of a material breach or default of this Agreement by McCamish pursuant to Section 8.03(b) hereof or (2) McCamish has a financial problem described in Section 8.04(a) or ceases operations as described and (ii) McCamish shall deposit with the Escrow Agent (as defined in the Escrow Agreement) the Deposit Copies (as defined in the Escrow Agreement), to be held in accordance with the terms and conditions of the Escrow Agreement.

      10.13 Software License in Escrow. Concurrent with execution of the Escrow Agreement, the parties hereto have executed and delivered to the Escrow Agent, to be held in accordance with the terms and conditions of the Escrow Agreement, a License Agreement in the form of [EXHIBIT I PARTS I & II] attached hereto (the "License Agreement"), which provides that in the event the Deposit Copies are released by the Escrow Agent to Company, upon the occurrence of a Release Event (as defined in the Escrow Agreement), but only in such event, McCamish grants to Company and its affiliates a license to use the Deposit Copies, including the Software (as defined in the Escrow Agreement), and such modifications, enhancements, improvements, updates, corrections or changes as Company shall elect to make thereto, for a period of time ending on the earlier of (i) the date on which no Policies or Contracts remain in effect, (ii) a material breach of the License Agreement by Company or
(iii) the later of the expiration of the Term or six (6) months following the release of the Deposit Copies pursuant to Section 6.2 of the Escrow Agreement, on the terms and conditions of the License Agreement.

      10.14 Force Majeure. Neither party shall be in default of this Agreement to the extent that the performance of its obligations under this Agreement is delayed or prevented by reason of an act of God, fire, natural disaster, accident, act of government, riot, act of war, restricting legislation, embargo, or blockade. In the event either party is unable to perform its obligations under this Agreement because of any such causes, such party shall use its commercially reasonable best efforts to assist the other party in obtaining an alternate source(s) for performing the services such party is obligated to perform under this Agreement.

SECTION 11 YEAR 2000 COMPLIANCE.

McCamish hereby represents and warrants that the VPAS(R) Life Administration System software is Year 2000 Compliant. For these purposes, Year 2000 Compliant is defined to mean that this software:

            (a) uses date data century recognition, and as appropriate, same century and multi-century formulas and date values in each instance for all calculations for which a date is used;

            (b) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century; and otherwise conforms with the current industry standards in order that it will fully perform without any errors or other problems due to the year being greater than 1999;

            (c) will correctly manage and manipulate data involving dates, including, but not limited to: single-century formulas and multi-century formulas, century recognition and calculations that accommodate same century and multi-century formulas, comparing and sequencing, and leap year calculations; and will operate without any time or Year 2000 related defects or abnormalities; and

            (d) to the extent that the software will accept data from other systems and sources that are not Year 2000 Compliant, the software will properly recognize, calculate, sort, store output, and otherwise process such data in a manner that eliminates any century ambiguity so that the software remains Year 2000 Compliant.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized partners and officers, all as of the date first above written.

McCamish Systems, L.L.C.                Farmers New World Life Insurance Company


By:                                     By:
   --------------------------------        -------------------------------------
   J. Gordon Beckham, Jr.               Paul F. Hott
   President & CEO                      Assistant Vice President, MIS